EXHIBIT 99.1

Retail Opportunity Investments Corp. Reports First Quarter 2011 Results

Company Increases Dividend 12.5% and Increases 2011 Guidance

PURCHASE, N.Y., May 4, 2011 (GLOBE NEWSWIRE) -- Retail Opportunity Investments Corp. (Nasdaq:ROIC) announced today financial and operating results for the quarter ended March 31, 2011.

HIGHLIGHTS

  Net income of $6.2 million, or $0.15 per diluted share for 1Q'11
  Funds From Operation (FFO) of $10.9 million, or $0.26 per diluted share for 1Q'11 (1)
  $86.3 million of shopping center investments completed during 1Q'11
  $46.6 million of pending shopping center acquisitions under contract
  95.1% occupancy rate at 3/31/11 for stabilized properties
  $493.3 million of total assets with $55.0 million of debt outstanding at 3/31/11 (11.1% debt to total assets )
  Quarterly cash dividend of $0.09 per share of common stock declared (12.5% increase)

            __________________________

(1) See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Retail Opportunity Investments Corp. stated, "We continue to successfully implement our business plan of broadening our portfolio through acquiring quality necessity-based shopping centers in key metropolitan markets in the western United States. Thus far in 2011, we have secured a total of $132.9 million of shopping center investments. As we acquire properties, we are quickly enhancing value through aggressively leasing space, capitalizing on the strong demand across our portfolio. As a result, today our stabilized portfolio is 95.1% leased." Mr. Tanz further stated, "We continue to cultivate opportunities to acquire exceptional shopping centers through our longstanding relationships and market expertise. With our solid start to 2011, together with our strong pipeline of acquisition opportunities and leasing activity, we are well positioned to achieve our growth objectives for the year."

FINANCIAL SUMMARY

For the three months ended March 31, 2011, net income attributable to common stockholders for the quarter was $6.2 million, or $0.15 per diluted share. FFO for the 1st quarter 2011 was $10.9 million, or $0.26 per diluted share. ROIC reports FFO as a supplemental performance measure. See the end of this press release for a reconciliation of GAAP net income to FFO. At March 31, 2011, ROIC had total assets of $493.3 million with $55.0 million of debt outstanding including $13.0 million outstanding on its unsecured credit facility.

INVESTMENT SUMMARY

During the first quarter of 2011, ROIC completed $86.3 million of shopping center investments. ROIC acquired two shopping centers in separate transactions for $56.5 million. ROIC acquired a three shopping center portfolio, through a conveyance-in-lieu of foreclosure agreement for an aggregate cost of approximately $52.3 million. The $52.3 million reflects approximately $2.3 million of expenditures incurred in the first quarter of 2011 (included in the $86.3 million), and the $50.0 million purchase price of the mortgage notes receivable acquired in the fourth quarter of 2010. Additionally, during the first quarter of 2011, ROIC completed $27.5 million of mortgage note investments secured by three shopping centers. The first quarter transactions were funded in cash.

In addition to the $86.3 million of completed transactions, ROIC has entered into binding contracts to acquire two shopping centers in two separate transactions for a total of $46.6 million. ROIC expects to fund the pending acquisitions with $16.5 million from our unsecured credit facility and the assumption of two existing mortgages totaling $30.1 million.

Marketplace Del Rio

In January 2011, ROIC acquired Marketplace Del Rio for $35.7 million. The shopping center is approximately 177,000 square feet and is anchored by Stater Brothers Market and Walgreens. The property is located in Oceanside, California, within the San Diego metropolitan area.

Pinole Vista

In January 2011, ROIC acquired Pinole Vista for $20.8 million. The shopping center is approximately 165,000 square feet and is anchored by Lucky Supermarket, a Northern California based grocer. The property is located in Pinole, California, within the San Francisco metropolitan area.

Desert Springs Marketplace

In February 2011, ROIC acquired, through a conveyance-in-lieu of foreclosure agreement, Desert Springs Marketplace. The shopping center is approximately 105,000 square feet and is anchored by Ralphs "Fresh Fare" Grocer (Kroger Co.). The property is located in Palm Desert, California.

Mills Shopping Center

In February 2011, ROIC acquired, through a conveyance-in-lieu of foreclosure agreement, Mills Shopping Center. The property is approximately 253,000 square feet and is anchored by Raley's Supermarket, a Northern California based grocer. The shopping center is located in Rancho Cordova, California, within the Sacramento metropolitan area.

Nimbus Winery Shopping Center

In February 2011, ROIC acquired, through a conveyance-in-lieu of foreclosure agreement, Nimbus Winery Shopping Center. The property is approximately 75,000 square feet and is located in Rancho Cordova, California, within the Sacramento metropolitan area.

Country Club Gate

In March 2011, ROIC entered into a binding contract to acquire Country Club Gate for $22.8 million. The shopping center is approximately 109,000 square feet and is anchored by Save Mart Supermarket and Rite Aid. The property is located in Pacific Grove, California, in the heart of the Monterey Peninsula with a population of 76,702 people and average household income of $89,385 within a five mile radius.

Renaissance Towne Center

In April 2011, ROIC entered into a binding contract to acquire Renaissance Towne Center for $23.8 million. The shopping center is approximately 53,000 square feet and is anchored by CVS Pharmacy. The property is located in La Jolla, California, within the San Diego metropolitan area with a population of 218,000 people and average household income of $106,000 within a three mile radius.

CASH DIVIDEND

ROIC's Board of Directors has declared a cash dividend on its common stock of $0.09 per share, to record holders on May 31, 2011 and payable on June 15, 2011. The $0.09 per share dividend represents a 12.5% increase over ROIC's most recent cash dividend, paid on March 31, 2011.

2011 FFO & DIVIDEND GUIDANCE

ROIC currently estimates that FFO for 2011 will be within the range of $0.60 to $0.70 per diluted share, and net income will be within the range of $0.26 to $0.29 per diluted share. The following table provides a reconciliation of GAAP net income to FFO. (In Thousands, except EPS)

	For the year ending December 31, 2011
	Low End	High End
Net income for period	$ 10,900	$ 12,000
Plus:
Depreciation and Amortization	14,000	17,000
Funds From Operations (FFO)	24,900	29,000
Plus: Acquisition transaction costs	2,000	2,750
Modified Funds From Operations (MFFO)	$ 26,900	$ 31,750

Earnings per share (dilutive)	$ 0.26	$ 0.29
FFO per share (dilutive)	$ 0.60	$ 0.70
MFFO per share (dilutive)	$ 0.64	$ 0.76

ROIC intends to distribute cash dividends on its common stock during the remainder of 2011 in an amount approximately equivalent to 70% to 80% of estimated FFO. ROIC's estimates are based on numerous critical assumptions, including, but not limited, completing approximately $350 million of shopping center investments during 2011. ROIC management will discuss its estimates and underlying assumptions on the company's May 4, 2011 conference call (see information below). ROIC's guidance is a forward-looking statement and is subject to risks and other factors described elsewhere in this press release.

CONFERENCE CALL

ROIC will conduct a conference call and audio webcast to discuss its quarterly results on May 4, 2011 at 12:00 p.m. Eastern Time. Those interested in participating in the conference call should dial (877) 312-8783 (domestic), or (408) 940-3874 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the Conference ID: 58994454. A live webcast will also be available in listen-only mode at http://www.roicreit.com/. The conference call will be recorded and available for replay beginning at 3:00 p.m. Eastern Time on May 4, 2011 and will be available until 11:59 p.m. Eastern Time on May 11, 2011. To access the conference call recording, dial (800) 642-1687 (domestic), or (706) 645-9291 (international) and use the Conference ID: 58994454. The conference call will also be archived on http://www.roicreit.com/ for approximately 90 days.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corporation (Nasdaq:ROIC) is a fully integrated real estate company that is organized and operates in order to qualify as a REIT for U.S federal income tax purposes commencing in the year ended December 31, 2010. The Company is focused on acquiring, owning, leasing, repositioning and managing a diverse portfolio of necessity-based retail properties, including, primarily, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. The Company targets properties strategically situated in densely populated, middle and upper income markets in western and eastern regions of the United States. The Company presently has ownership and interests in 27 shopping centers encompassing approximately 2.9 million square feet. Additional company information is available at www.roicreit.com.

The Retail Opportunity Investments Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6855

When used herein, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements with the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and in Section 21F of the Securities and Exchange Act of 1934, as amended. Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of ROIC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Additional information regarding these and other factors is described in ROIC's filings with the SEC, including its most recent Annual Report on Form 10-K.

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2011 (unaudited)	December 31, 2010
ASSETS
Real Estate Investments:
Land	$ 122,782,459	$ 85,473,305
Building and improvements	266,767,696	187,259,539
	389,550,155	272,732,844
Less: accumulated depreciation	5,282,395	3,078,160
	384,267,760	269,654,684
Mortgage notes receivable	9,500,000	49,978,044
Investment in and advances to unconsolidated joint ventures	43,004,853	24,579,355
Real Estate Investments, net	436,772,613	344,212,083
Cash and cash equivalents	11,764,093	84,736,410
Restricted cash	3,074,914	2,838,261
Tenant and other receivables	2,961,203	2,055,881
Deposits	500,000	1,500,000
Acquired lease intangible asset, net of accumulated amortization	25,438,385	17,672,608
Prepaid expenses	962,306	798,655
Deferred charges, net of accumulated amortization	11,711,144	9,576,904
Other	78,940	801,700
Total assets	$ 493,263,598	$ 464,192,502

LIABILITIES AND EQUITY
Liabilities:
Revolving credit facility	$ 13,000,000	$ —
Mortgage notes payables	41,998,314	42,417,100
Acquired lease intangibles liability, net of accumulated amortization	33,743,739	20,996,167
Accounts payable and accrued expenses	5,141,414	4,889,350
Tenants' security deposits	1,089,928	859,537
Other liabilities	3,981,645	4,506,779
Total liabilities	98,955,040	73,668,932
Commitments and Contingencies	—	—

Equity:
Preferred stock, $.0001 par value 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value 500,000,000 shares authorized; 41,638,100 shares issued and outstanding	4,164	4,164
Additional paid-in-capital	404,439,065	403,915,775
Accumulated deficit	(10,066,786)	(12,880,840)
Accumulated other comprehensive loss	(70,274)	(517,918)
Total Retail Opportunity Investments Corp. shareholders' equity	394,306,169	390,521,180
Noncontrolling interests	2,389	2,389
Total equity	394,308,558	390,523,570
Total liabilities and equity	$ 493,263,598	$ 464,192,502

RETAIL OPPORTUNITY INVESTMENTS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Revenues
Base rents	$ 7,181,194	$ 1,108,683
Recoveries from tenants	1,905,219	260,649
Mortgage interest	954,508	--
Total revenues	10,040,921	1,369,332
Operating expenses
Property operating	1,095,524	206,965
Property taxes	1,052,393	133,957
Depreciation and amortization	4,251,799	443,550
General & Administrative Expenses	2,388,702	2,152,926
Acquisition transaction costs	175,115	486,470
Total operating expenses	8,963,533	3,423,868

Operating income (loss)	1,077,388	(2,054,536)
Non-operating income (expenses)
Interest expense and other finance expenses	(915,902)	--
Gain on bargain purchase	5,761,854	--
Equity in earnings from unconsolidated joint ventures	243,279	--
Interest income	13,470	413,561
Net income (loss) attributable to Retail Opportunity Investments Corp.	$ 6,180,089	$ (1,640,975)
Weighted average shares outstanding Basic and Diluted	41,846,694	41,569,675
Basic income(loss) per share	$ 0.15	$ (0.04)
Diluted income(loss) per share	$ 0.15	$ (0.04)
Dividends per common share	$ 0.08	$ —

CALCULATION OF FUNDS FROM OPERATIONS
(unaudited)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
	$6,180,089	$ (1,640,975)
Net income(Loss) for period

Plus: Real property depreciation	1,803,464	174,779
Amortization of tenant improvements and allowances	565,863	26,819
Amortization of deferred leasing costs	2,321,823	241,952
Funds from operations	$10,871,239	$ (1,197,425)
Plus: Acquisition transaction costs	175,115	486,470
Modified funds from operations	$11,046,354	$ (710,955)

Net Cash Provided by (Used in):
Operating Activities	$ 4,036,030	$ (3,219,301)
Investing Activities	$ (86,474,714)	$ (50,006,683)
Financing Activities	$ 9,466,367	$ 2,389

ROIC computes FFO in accordance with the "White Paper" on FFO published by NAREIT, which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP) excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization, and after adjustments for partnerships and unconsolidated joint ventures. FFO as defined by ROIC may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  In addition, ROIC calculates modified FFO, by adding acquisition transaction costs associated with business combinations which have been expensed in accordance with GAAP to FFO as defined above. For the three months ended March 31, 2011 and 2010, ROIC expensed $175,115 and $486,470, respectively relating to real estate acquisitions. The table above provides a reconciliation of net income applicable to stockholders in accordance with GAAP to FFO and modified FFO for the three months ended March 31, 2011 and 2010.

CONTACT: Liz Coughlin, Investor Relations
         914-272-8074
         lcoughlin@roireit.net